Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Ralph J. Lober II
July 16, 2021	Tel. 330-868-9035
ralph.lober@consumers.bank

CONSUMERS NATIONAL BANK COMPLETES ACQUISITION OF

CFBANK’S WELLSVILLE AND CALCUTTA BRANCHES

MINERVA, OH–Consumers National Bank has completed its acquisition of two branches from CFBank, National Association located in Calcutta and Wellsville, Ohio. The agreement includes land, buildings, and other associated assets of the two branches, approximately $100 million in deposits, and certain loans and other interest earning assets. In addition, the staff of both branches were retained as employees of Consumers National Bank. The branches will open for business on Monday, July 19 as the 21st and 22nd locations in Consumers National Bank’s six county network.

“The acquisition of these branches strengthens our competitive position in Columbiana County and complements our four Jefferson County locations. These locations will house commercial and mortgage lenders and will provide a full range of consumer and business services. We are pleased that Rebecca Tolson and her outstanding retail banking team in Wellsville and Calcutta have joined us in our efforts to provide a consultative banking approach to the region’s consumer, small business, and agricultural communities. They will help us make a difference in southern Columbiana County. Further, we look forward to becoming a contributing member of the Wellsville, Calcutta, and surrounding communities. For well over a century CFBank has served the area with a community-based banking philosophy. We intend to capitalize and expand on that tradition,” said Ralph J. Lober II, Consumers’ President and CEO.

With this completed acquisition, Consumers total assets are approximately $930 million, and its total deposits are approximately $827 million. The bank’s five Columbiana County offices will hold $259 million in deposits, approximately 14% of the $1.8 billion deposit market as reported in the June 2020 FDIC Summary of Deposits.

Consumers National Bank provides personalized Business Banking accounts and services including commercial loans, commercial real estate loans, cash management depository services, mortgage lending, full-service retail banking accounts and services, and a wide range of electronic banking services. Minerva based Consumers Bancorp, Inc. (CBKM) is a Securities and Exchange Commission registrant and is listed on the OTCQX.

# # #

Consumers National Bank is an independent community bank that provides a comprehensive line of banking and other investment services to business and personal customers through its main office in Minerva, and branches in Adena, Alliance, Bergholz, Brewster, Calcutta, Canton, Carrollton, Dillonvale, Fairlawn, Green, East Canton, Hanoverton, Hartville, Lisbon, Louisville, Malvern, Mount Pleasant, Salem, Waynesburg, Wellsville, and a Business Lending office in Wooster, Ohio. More information about Consumers National Bank can be accessed online at www.Consumers.Bank

Member FDIC. Equal Housing Lender.